Exhibit 99.(j)





                         CONSENT OF INDEPENDENT AUDITORS




       We hereby consent to the incorporation by reference in the Statement of Additional Information constituting part of Lazard Retirement Series, Inc. Post-Effective Amendment No. 11 to Registration Statement on Form N-1A of our report dated February 3, 2003, relating to the financial statements and financial highlights of Lazard Retirement Series, Inc. We also consent to the reference to us under the heading "Financial Highlights" in the Prospectus.

       We also consent to the reference to our firm under the captions "Independent Public Accountants" in the Prospectus and "Counsel and Independent Auditors" in the Statement of Additional Information.




                                                      Anchin, Block & Anchin LLP




April 15, 2003